Exhibit 10.8

October 20, 2011

CONFIDENTIAL
Assured Pharmacy, Inc.
2595 Dallas Parkway, Suite 206
Frisco, TX 75034
Attention:                      Mr. Robert DelVecchio, CEO

Re:           Assured Pharmacy, Inc’s engagement of TriPoint Global Equities, LLC

Dear Mr. DelVecchio:

This letter agreement (“Agreement”) confirms the engagement of TriPoint Global Equities, LLC (“TGE”) by Assured Pharmacy, Inc. (the “Company”) as placement agent to arrange, on a best efforts basis (subject to the terms herein), a transaction, including but not limited to an equity financing or equity linked financing, including but not limited to a convertible debt financing, on behalf of the Company on terms agreed to by both TGE and the Company (such transaction, a “Transaction” or the “Transactions”). A Transaction may occur through a private placement pursuant to one or more exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) (a “PIPE”)).

1.           Retention.  Subject to the terms and conditions of this Agreement, the Company hereby engages TGE to act on behalf of the Company as its placement agent during the Authorization Period (as defined below) to arrange, on a best efforts basis, a Transaction in an amount and on terms and conditions satisfactory to the Company and TGE hereby accepts such engagement.

2.           Authorization Period; Termination.

a.           TGE’s engagement shall become effective on the date hereof and, unless extended by the Company and TGE or as otherwise provided in this paragraph, shall expire three (3) months after the signing of this Agreement (the “Authorization Period”). If a Transaction is completed during the Authorization Period, then the Authorization Period shall be extended one (1) from the closing date of such Transaction,.  Upon completion of the Authorization Period, unless extended and except as otherwise indicated herein, this Agreement shall expire with respect to such Transaction (“Expiration”).

b.           TGE’s engagement hereunder shall be exclusive for a period of thirty (30) days; after which it shall be non-exclusive, unless a transaction of no less then $600,000 is completed, at which time TGE’s engagement shall become exclusive during the remainder of the Authorization Period, except as otherwise set forth herein.  During any period in which TGE is exclusively engaged hereunder, the Company agrees that it shall not, and shall not permit any of its subsidiaries or affiliates, and will cause its respective officers, directors, employees, agents and representatives not to, at any time during such period, directly or indirectly, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any proposed Transaction similar to those anticipated herein, or (b) further participate in any negotiations regarding, or furnish to any other person any additional information with respect to, or otherwise further cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person other than TGE to do or seek any such Transaction. If the Company violates this provision and completes a transaction, then TGE will be paid all compensation described in this Agreement. Notwithstanding the foregoing, if at any time during the Authorization Period that TGE’s engagement hereunder is exclusive, the Company may for any reason, upon thirty (30) days written notice to TGE, terminate the exclusive nature of TGE’s engagement only, after which TGE shall continue as a non-exclusive placement agent during the remainder of the Authorization Period and no other terms of this Agreement shall be effected in any way by such notice.

17 State Street		Phone: 212 732 7184
20th Floor	www.tripointglobalequities.com	Fax: 212 202 6380
New York, NY 10004

c.           Subject to Section 9 hereto, this Agreement may be terminated: (i) by TGE, in the event that TGE has determined that a Transaction is unlikely to be executed (as described in Section 2(d) below); (ii) by either party upon sixty (60) days’ written notice; and/or (iii) as mutually agreed to by both TGE and the Company, as evidenced in writing (each, a “Termination”).

d.           Notwithstanding the above, this Agreement and TGE’s obligations hereunder are conditional upon TGE, in its sole discretion, being satisfied that the probability of consummating a Transaction is likely following TGE’s preliminary due diligence on the Company, the market for such Transaction and the proposed terms for such Transaction.  In order for TGE to perform its due diligence, the Company agrees to provide such information as TGE reasonably requires regarding the Company, its financial condition and its operations.

3.           Compensation.

a.           Cash Fee for Equity and Debt. The Company shall pay TGE cash fees as set forth on Schedule B attached hereto, which schedule forms part of this Agreement. All cash fees shall be paid by wire transfer on the closing date of each Transaction upon the release of funds from the escrow agent or cash receipt.

b.           Placement Agent Warrants for Equity. On each closing date of each Transaction, involving securities, of the Company on which aggregate consideration is paid or becomes payable to the Company, the Company shall issue to TGE or its permitted assigns warrants (“Warrants”) to purchase such number of shares of the Company’s common stock as is set forth on Schedule B attached hereto. The Warrants shall provide for cashless exercise in the event that the Company does not meet the Registration requirements that may be defined in the term sheet to be received by investors in connection with the Financings Transaction (even if the investor warrants do not have such rights). In the event the Company does meet the Registration requirements, and the common stock underlying the Warrants is included in an effective registration statement, TGE hereby agrees to waive the cashless exercise provision in connection with such Warrants.

The exercise price per share of the Warrants shall be equal to the effective price per share paid by the purchasers of the Securities (or in the event of a convertible security, the conversion price or exercise price per share of common stock on the closing date). The Warrants shall be exercisable after the date of issuance and shall expire five years after issuance. The Warrants shall not be callable or redeemable.

c.       Advisory Retainer Fee.   TGE shall be paid an advisory fee of 100,000 common stock options for services rendered in connection with TGE’s role as a financial and strategic advisor as described in Section 1 and 150,000 shares of restricted common stock.  The options shall have an exercise price of $ 1.52. The options and common shares shall vest upon the successful completion of at least $600,000  in financing by investors introduced by TGE.  The Options shall provide for cashless exercise in the event that the Company does not meet the Registration requirements that may be defined in the term sheet to be received by investors in connection with the Financings Transaction (even if the investor warrants do not have such rights). In the event the Company does meet the Registration requirements, and the common stock underlying the Options is included in an effective registration statement, the cashless exercise provision in connection with such Options shall be waived.

17 State Street		Phone: 212 732 7184
20th Floor	www.tripointglobalequities.com	Fax: 212 202 6380
New York, NY 10004

d.           Tail Period. If at any time within the twelve (12) months following the earlier of (x) the closing of the Transaction or (y) Expiration of this Agreement (the “Tail Period’), the Company completes a transaction or receives consideration from any investor (i) identified to the Company by TGE during the Authorization Period; (ii) about whom TGE advised the Company during the Authorization Period; or (iii) with whom the Company or TGE had discussions during the Authorization Period, then, the Company shall pay to TGE all compensation described in this Agreement.

e.           Finders Agreement. If, at any time within twelve (12) months from the Termination of this Agreement for any reason, the Company enters into any transaction (including, without limitation, any merger, consolidation, acquisition, financing, joint venture or other arrangement) with a party directly or indirectly introduced to the Company by TGE, then TGE will be paid all compensation as described in this Agreement. In no event shall the fees payable pursuant to this paragraph 3(d) exceed the maximum finder’s fee allowed by the Financial Industry Regulatory Authority (“FINRA”) at the time of such transaction.

f.           Other Member Firms. In connection with a Transaction, TGE shall have the right to associate itself with other members of the Financial Industry Regulatory Authority (“FINRA”) and/or agents who will share in compensation; subject to compliance with applicable laws.

g.           Subsequent Offerings. If a Transaction has been completed then TGE shall have the right from the date hereof until the end of the Authorization Period, to act as the lead placement agent in connection with the sale of Equity, equity-linked or convertible debt securities through a Private Placement or Directed Public Offering under a shelf registration statement.

4.             Reimbursements.  Regardless of whether a Transaction is consummated, the Company shall reimburse TGE for all of its reasonable out-of-pocket expenses including due diligence and costs related to travel to the Company’s facilities as well as TGE’s counsel fees up to $15,000 per Transaction. The Company shall be responsible for, and shall bear, all expenses directly and necessarily incurred in connection with a Transaction, including, without limitation, the costs of preparing, printing, mailing and filing any documents to be provided to investors and all amendments and supplements thereto; registrar and transfer taxes, if any, preparing, printing, and delivering any other Information or Company Data (as defined below); blue sky fees; filing fees; as well as the fees and disbursements of TGE’s counsel in connection with blue sky matters, which counsel fees and disbursements shall not exceed $15,000; and the fees and disbursements of counsel to any investor in connection with the preparation of any opinion of counsel required in connection with a Transaction, or any amendment or supplement thereto. Any expense over $1,000 shall be pre-approved by the Company.  At TGE’s discretion, expenses will be billed as incurred or summarized in a final expense statement payable at the closing of any Transaction.

17 State Street		Phone: 212 732 7184
20th Floor	www.tripointglobalequities.com	Fax: 212 202 6380
New York, NY 10004

5.         Representations, Warranties and Covenants of the Company. The Company represents and warrants to, and covenants with, TGE as follows:

a.           Neither the Company nor any person acting on its behalf has taken, and the Company shall not and shall not permit its affiliates to take, directly or indirectly, any action so as to cause any of the Transactions contemplated by this Agreement to fail to be entitled to exemption from registration or qualification under all applicable securities laws or which constitutes general advertising or general solicitation (as those terms are used in Regulation D under the Securities Act) with respect to the related securities.

b.           The Company shall take and shall cause its affiliates to take such actions as may be required to cause compliance with this Agreement. TGE acknowledges that the Company may cause its affiliates to perform any of its obligations hereunder; provided, however, that the Company’s intention to do so (or any action by the Company or TGE in respect thereof) shall not relieve the Company from its obligation to perform such obligations when due.

c.           The Company will furnish, or cause to be furnished, to TGE such information as TGE believes appropriate to its engagement hereunder (all such information, the "Information"), and the Company represents that all such Information will be accurate and complete in all material respects. The Company will promptly notify TGE of any change that may be material in such Information. It is understood that TGE will be entitled to rely on and use the Information and other information that is publicly available without independent verification, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

d.           It is also understood that the Company may make available to offerees of any securities additional material, data or other information relating to the Company (“Company Data”). The Company recognizes and confirms that (a) in performing the services contemplated by this Agreement, TGE will use and rely primarily on the Information, the offering memorandum and the Company Data made available to TGE and on other information available from generally recognized public sources without having independently verified the same; (b) the Information, the offering memorandum and the Company Data are the sole responsibility of the Company, and TGE does not assume any responsibility for the accuracy or completeness of the Information, the offering memorandum or the Company Data, and will not undertake to verify independently any of their accuracy or completeness.

e.           The Company represents that none of the Company, its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminary or permanently enjoining such person for failing to comply with Section 503 of Regulation D.

f.           The Company hereby represents and warrants to TGE that (i) the Company has full right and authority to enter into this Agreement and to perform its obligations hereunder, and (ii) the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder will not conflict with or breach any agreement, order or decree to which the Company is a party or by which the Company is bound.

17 State Street		Phone: 212 732 7184
20th Floor	www.tripointglobalequities.com	Fax: 212 202 6380
New York, NY 10004

6.           Representations, Warranties and Covenants of TGE. TGE represents and warrants to, and covenants with, the Company as follows:

a.           None of TGE, its affiliates or any person acting on behalf of TGE or any of such affiliates has engaged or will engage in any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) with respect to the securities contemplated herein.

b.           If applicable, TGE will conduct the offering and sale of securities so that securities are sold in a transaction or series of transactions exempt from registration under the Securities Act and applicable state laws.

c.           TGE will send materials related to the Transactions only to persons that are “accredited investors” (as defined under Rule 501(a) of the Securities Act).

d.           TGE agrees that, except as otherwise required by law, regulation or court order or as contemplated by its engagement hereunder, the non-public information furnished to TGE by the Company shall be held by TGE as confidential.

e.           TGE agrees to disclose in the offering documents presented to its investors its fees.

f.           TGE agrees that it, its employees or agents will not make:  (i) any untrue statement of any material fact made to any offeree or purchaser of any of security related to a Transaction (other than any such statement which has been included in the material from the Company or any amendment or supplement therto); or (ii) any omission by TGE, its employees, agents or affiliates to state to any offeree or purchaser of any  security related to a Transaction, a material fact necessary in order to make the statements made to such offeree or purchaser, in light of the circumstances under which they were made, not misleading (unless such omission of a material fact related to statements contained in material from the Company and was omitted from the material from the Company).

7.           Indemnification. The Company and TGE agree to indemnify each other in accordance with the terms set out in Schedule A to this Agreement, which Schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement. Such indemnity (“Indemnity”) will be in addition to, and not in substitution for, any liability which the Company or TGE or any other person may have to  each other, or other persons indemnified pursuant to an indemnity apart from the Indemnity.

8.           Tombstone Advertisements. Following the final closing of a Transaction, the Company shall pay for the reasonable costs of placing “tombstone advertisements,” prepared in compliance with SEC Rule 134, in any publications which may be selected by TGE.

9.           Survival of Certain Provisions. The expense  reimbursement and, indemnification and contribution obligations of the Company provided herein only to the extent that such obligations arose prior to the date of Termination or Expiration and TGE’s rights to compensation (which term includes all fees, amounts and/or Warrants due or which may become due) shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Transaction described herein, or (ii) any Termination or the completion or Expiration of this Agreement.  The indemnification obligations of TGE provided herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Transaction described herein, or (ii) any Termination or the completion or Expiration of this Agreement.

17 State Street		Phone: 212 732 7184
20th Floor	www.tripointglobalequities.com	Fax: 212 202 6380
New York, NY 10004

10.           Notices. Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by certified mail, return receipt request or recognized overnight courier or personally delivered:

(a)     if to the Company,

Assured Pharmacy, Inc.
2595 Dallas Parkway, Suite 206
Frisco, TX 75034
Attention: Robert DelVecchio, CEO

and (b) if to TGE,

TriPoint Global Equities, LLC
17 State Street, 20th Floor
New York, NY 10004
Attention: Mark Elenowitz

11.           Confidentiality. No financial advice rendered by TGE pursuant to this Agreement may be disclosed publicly in any manner without TGE’s prior written consent, except as may be required by law, regulation or court order but subject to the limitation below. If the Company is required or reasonably expects to be so required to disclose any advice, the Company shall provide TGE with prompt notice thereof so that TGE may seek a protective order or other appropriate remedy and take reasonable efforts to assure that all of such advice disclosed will be covered by such order or other remedy. Whether or not such a protective order or other remedy is obtained, the Company will and will cause its affiliates to disclose only that portion of such advice which the Company is so required to disclose. TGE shall keep the Company’s information confidential and disclose only when necessary to qualified potential investors.

12.           Choice of Law; Dispute Resolution.

a.      This AGREEMENT shall be interpreted, controlled, and enforced in accordance with the substantive laws of the State of New York.

b.           Each party shall bear its own expenses in any litigation conducted under this section; provided that, in any action in which TGE seeks compensation and/or reimbursement of expenses, the Company shall reimburse TGE for all costs associated with such action (including all reasonable attorneys fees) and shall advance all AAA forum fees and AAA arbitrator fees.

c.           Disputes; Arbitration:

(i)           Mandatory Arbitration. All disputes arising out of or relating to this AGREEMENT will be resolved by mandatory, binding arbitration in accordance with this Section 12(c).

17 State Street		Phone: 212 732 7184
20th Floor	www.tripointglobalequities.com	Fax: 212 202 6380
New York, NY 10004

(ii)           Friendly Negotiations. Before any arbitration is commenced pursuant to this Section 12(c), the Parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(iii)           Commencement of Arbitration. If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any party to this AGREEMENT refuses to engage in any settlement negotiation, any party to this AGREEMENT may submit the dispute for arbitration.

(iv)           Arbitration. Any arbitration commenced pursuant to this Section 12(c) will be conducted in New York, New York under the Commercial Rules of the American Arbitration Association (“AAA”) by arbitrators appointed in accordance with such rules. The arbitration will be conducted by a panel of three arbitrators, one chosen by each party to this AGREEMENT and the third by agreement of the parties; failing agreement within 30 days of commencement of the arbitration proceeding, the AAA will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this AGREEMENT, except with regard to the matters under dispute.

13.           Miscellaneous.

a.           This Agreement  sets forth the entire agreement between the parties, supersedes and merges all prior written or oral agreements with respect to the subject matter hereof, may only be amended in writing

b.           This Agreement may not be assigned by either party without the prior written consent of the other party.

c.           If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement.

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17 State Street		Phone: 212 732 7184
20th Floor	www.tripointglobalequities.com	Fax: 212 202 6380
New York, NY 10004

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to TGE the enclosed duplicate copy of this Agreement.

TriPoint Global Equities, LLC

By:  /s/  Mark Elenowitz
Name:    Mark Elenowitz
Title:      CEO

ACCEPTED AND AGREED TO
This [___] day of  October, 2011

Assured Pharmacy, Inc.

By: /s/  Robert DelVecchio
Name:  Robert DelVecchio
Title:    CEO

17 State Street		Phone: 212 732 7184
20th Floor	www.tripointglobalequities.com	Fax: 212 202 6380
New York, NY 10004

SCHEDULE A - INDEMNITY

The Company and TGE (as each are defined in the Placement Agreement to which this Schedule is attached and herein referred to as  the “Indemnitor”)  hereto hereby agree to indemnify and hold each other and any of their affiliates, agents, sub-agents, directors, officers, employees and shareholders (herein referred to as an "Indemnified Party" or the “Indemnified Parties”) harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim that may be made against an Indemnified Party, to which an Indemnified Party may become subject or otherwise involved in any capacity under any statute, at law or in equity insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Company by TGE hereunder, or otherwise in connection with the obligations or representations or warranties of the Company or TGE referred to in the Agreement to which this is attached ; provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable shall determine that:

(i)     an Indemnified Party has been negligent or dishonest or have committed any fraudulent act in the course of such performance, or have breached applicable laws; and

(ii)    the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonesty, fraud, or breach referred to in (i).

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to an Indemnified Party or insufficient to hold them harmless, then the Indemnitor shall contribute to the amount paid or payable by an Indemnified Party as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and an Indemnified Party on the other hand but also the relative fault of the Indemnitor and an Indemnified Party, as well as any relevant equitable considerations; provided that the Indemnitor shall, in any event, contribute to the amount paid or payable by an Indemnified Party as a result of such expense, loss, claim, damage or liability, any excess of such amount over the amount of the fees received by an Indemnified Party hereunder pursuant to the Agreement to which this indemnity is attached.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or an Indemnified Party by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or an Indemnified Party and any Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by an Indemnified Party, an Indemnified Party shall have the right to employ their own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse an Indemnified Party for time spent by it in connection therewith) and out-of-pocket expenses incurred by it in connection therewith shall be paid by the Indemnitor as they occur unless caused pursuant to (i) or (ii) above.

17 State Street		Phone: 212 732 7184
20th Floor	www.tripointglobalequities.com	Fax: 212 202 6380
New York, NY 10004

A - 1

Promptly after receipt of notice of the commencement of any legal proceeding against an Indemnified Party or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Indemnified Party will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and ensure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, an Indemnified Party. The foregoing provisions shall survive the completion of professional services rendered under the Agreement to which this is attachedor any termination of the authorization given by the Agreement to which this is attached.

17 State Street		Phone: 212 732 7184
20th Floor	www.tripointglobalequities.com	Fax: 212 202 6380
New York, NY 10004

A - 2

SCHEDULE B

Acquisition/Disposition of assets	On amounts from	to	Cash fee %	Warrant fee %*
(includes any business combination	NA	up to $10,000,000	5.0%	NA
or M&A activity)	$10,000,001	$15,000,000	4.0%	NA
	$15,000,001	$20,000,000	3.0%	NA
Fees are calculated on each tranche.	$20,000,001	$25,000,000	2.0%	NA
	$25,000,001	and above	1.5%	NA

Equity/equity-linked financings	Transaction Type		Cash fee %	Warrant fee %*

Fees are calculated on each tranche.	PIPE/Convertible Debt		10.0%	10.0%

Debt financings	On amounts from	to	Cash fee %	Warrant fee %*
	NA	up to $5,000,000	6.0%	8%
Fees are calculated on each tranche.

Debt fees do not include any fees required by the lender.

Note: If it is unclear which category a transaction falls under it will be deemed an equity transaction unless negotiated beforehand

*  The number of shares of common stock issuable upon exercise of the Warrants shall include all shares of common stock issuable under the Financings, including, without limitation, shares issuable upon conversion or exercise of any securities.

17 State Street 20th Floor New York, NY 10004	www.tripointglobalequities.com			Phone: 212 732 7184 Fax: 212 202 6380

B - 1